Filed Pursuant to Rule 424(b)(3)
File Number 333-143852

This preliminary prospectus supplement relates to an effective registration statement but is not complete and may be changed. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 18, 2009

Preliminary prospectus supplement

(To prospectus dated June 18, 2007)

3,500,000 shares

Common stock

We are offering 3,500,000 shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “PVA.” The last reported sale price of our common stock on the New York Stock Exchange on May 15, 2009 was $18.62 per share.

	Per share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters a 30-day option to purchase up to 525,000 additional shares of our common stock solely to cover over-allotments, if any.

Investing in our common stock involves substantial risks. See “Risk factors” beginning on page 5 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the shares will be made to investors on or about May     , 2009.

Joint book-running managers

J.P.Morgan	RBC Capital Markets

                , 2009

PENN VIRGINIA CORPORATION

Reserves and Production[1]

Penn Virginia Oil & Gas (PVOG)

Proved Reserves[2]	916 Bcfe (chart below)
2008 Production	128 MMcfe/d
1Q09 Production[3]	152 MMcfe/d

Mississippi 17%
Mid-Continent 15%
Appalachia 19%
Gulf Coast 3%
East Texas 46%

North Dakota
New York
Pennsylvania
Radnor, PA PVA HQ
WV
Virginia
Kentucky
Oklahoma
Arkansas
Mississippi
Texas
Louisiana

Appalachia

Proved Reserves[2]	170 Bcfe
2008 Production	31 MMcfe/d
1Q09 Production[3]	32 MMcfe/d

Mid-Continent

Proved Reserves[2]	141 Bcfe
2008 Production	21 MMcfe/d
1Q09 Production[3]	32 MMcfe/d

East Texas

Proved Reserves[2]	419 Bcfe
2008 Production	37 MMcfe/d
1Q09 Production[3]	41 MMcfe/d

Mississippi

Proved Reserves[2]	155 Bcfe
2008 Production	20 MMcfe/d
1Q09 Production[3]	23 MMcfe/d

Gulf Coast

Proved Reserves[2]	31 Bcfe
2008 Production	19 MMcfe/d
1Q09 Production[3]	24 MMcfe/d

1 Does not reflect operations associated with PVR's coal and natural resource management or natural gas midstream business.

2 Proved reserves are as of December 31, 2008.

3 1Q09 production represents average daily production for the quarter ended March 31, 2009.

Prospectus supplement

Prospectus

S-i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement and the documents incorporated by reference herein, which, among other things, describes the specific terms of this offering. The second part, the accompanying prospectus and the documents incorporated by reference therein, gives more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. We have not authorized anyone to provide you with different information. We are not and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

All references in this prospectus supplement to:

•	“we,” “our,” “us,” the “Company,” “PVA” or “Penn Virginia” are to Penn Virginia Corporation, a Virginia corporation and the issuer;

•	“PVOG” are to Penn Virginia Oil & Gas Corporation, a Virginia corporation and a wholly owned subsidiary of Penn Virginia Corporation;

•	“PVG” are to Penn Virginia GP Holdings, L.P., a Delaware limited partnership; and

•	“PVR” are to Penn Virginia Resource Partners, L.P., a Delaware limited partnership.

S-ii

Forward-looking statements

Some of the information included in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. These statements use forward-looking words such as “may,” “will,” “should,” “could,” “achievable,” “anticipate,” “believe,” “expect,” “estimate,” “project” or other words and phrases of similar meaning. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition or state other “forward-looking” information. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statements. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference. These statements reflect our current views with respect to future events and are subject to various risks, uncertainties and assumptions, including, but not limited, to the following:

•	the volatility of commodity prices for natural gas, natural gas liquids, referred to as NGLs, crude oil and coal;

•	our ability to access external sources of capital;

•	uncertainties relating to the occurrence and success of capital-raising transactions, including securities offerings and asset sales;

•	reductions in the borrowing base under our credit facility;

•	our ability to develop and replace oil and gas reserves and the price for which such reserves can be acquired;

•	any impairment writedowns of our reserves;

•	reductions in our anticipated capital expenditures;

•	the relationship between natural gas, NGLs, crude oil and coal prices;

•	the projected demand for and supply of natural gas, NGLs, crude oil and coal;

•	the availability and costs of required drilling rigs, production equipment and materials;

•	our ability to obtain adequate pipeline transportation capacity for our oil and gas production;

•	competition among producers in the oil and natural gas and coal industries generally and among natural gas midstream companies;

•	the extent to which the amount and quality of actual production of our oil and natural gas or PVR’s coal differs from estimated proved oil and gas reserves and recoverable coal reserves;

•	PVR’s ability to generate sufficient cash from its businesses to maintain and pay the quarterly distribution to its general partner and its unitholders;

S-iii

•

the experience and financial condition of PVR’s coal lessees and natural gas midstream customers, including the lessees’ ability to satisfy their royalty, environmental, reclamation and other obligations to PVR and others;

•	operating risks, including unanticipated geological problems, incidental to our business and to PVR’s coal or natural gas midstream business;

•	PVR’s ability to acquire new coal reserves or natural gas midstream assets and new sources of natural gas supply and connections to third-party pipelines on satisfactory terms;

•	PVR’s ability to retain existing or acquire new natural gas midstream customers and coal lessees;

•	the ability of PVR’s lessees to produce sufficient quantities of coal on an economic basis from PVR’s reserves and obtain favorable contracts for such production;

•	the occurrence of unusual weather or operating conditions including force majeure events;

•

delays in anticipated start-up dates of our oil and natural gas production, of PVR’s lessees’ mining operations and related coal infrastructure projects and new processing plants in PVR’s natural gas midstream business;

•	environmental risks affecting the drilling and producing of oil and gas wells, the mining of coal reserves or the production, gathering and processing of natural gas;

•	the timing of receipt of necessary governmental permits by us and by PVR or PVR’s lessees;

•	hedging results;

•	accidents;

•

changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators;

•	uncertainties relating to the outcome of current and future litigation regarding mine permitting;

•

risks and uncertainties relating to general domestic and international economic (including inflation, interest rates and financial and credit markets) and political conditions (including the impact of potential terrorist attacks);

•	PVG’s ability to generate sufficient cash from its interests in PVR to maintain and pay the quarterly distribution to its general partner and its unitholders;

•	uncertainties relating to our continued ownership of interests in PVG and PVR; and

•

other risks set forth in “Risk factors” in this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the other documents incorporated herein by reference.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus supplement and the accompanying prospectus and in the documents incorporated herein and therein by reference. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

S-iv

Summary

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in our common stock. For a more complete understanding of our Company and this offering, we encourage you to read this entire document, including “Risk factors” and the financial and other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Penn Virginia Corporation

We are an independent oil and gas company primarily engaged in the development, exploration and production of natural gas and oil through our wholly owned subsidiary, Penn Virginia Oil & Gas Corporation, or PVOG. At December 31, 2008, PVOG’s estimated proved natural gas and oil reserves were approximately 916 billion cubic feet equivalent, referred to as Bcfe, and were located in various onshore U.S. regions including East Texas, the Mid-Continent, Appalachia, Mississippi and the Gulf Coast.

We have grown our reserves and production primarily through development and exploratory drilling, complemented by strategic acquisitions. In 2008, we added approximately 283 Bcfe to our proved reserves from extensions, discoveries and additions, net of revisions.

We also own partner interests in Penn Virginia Resource Partners, L.P., referred to as PVR, a publicly traded limited partnership that is engaged in the coal and natural resource management and natural gas midstream businesses. Our ownership interests in PVR are held principally through our approximate 77% limited partner interest in Penn Virginia GP Holdings, L.P., referred to as PVG, a publicly traded master limited partnership. PVG owns PVR’s 2% general partner interest (including incentive distribution rights) and an approximate 37% limited partner interest. See “—Summary corporate structure.” Our partner interests in PVG and PVR provided us with $11.5 million and $44.0 million of cash distributions for the three months ended March 31, 2009 and the year ended December 31, 2008.

This offering is intended to improve our liquidity and financial flexibility. We are actively considering additional alternatives to further improve our liquidity and financial flexibility, including potential long-term debt financing and potential sales of substantial assets, including all or a portion of the partner interests in PVG and PVR that we own. We may also consider additional equity offerings in the future.

Our oil and gas business

We have a geographically diverse asset base with core areas of operation in the East Texas, Mid-Continent, Appalachian, Mississippi and Gulf Coast regions of the United States. As of December 31, 2008, we had proved natural gas and oil reserves of approximately 916 Bcfe, of which 82% were natural gas and 51% were proved developed, with a standardized measure of discounted future net cash flows of $729.4 million.

For the three months ended March 31, 2009 and the year ended December 31, 2008, our oil and natural gas production totaled approximately 13.7 Bcfe and 46.9 Bcfe. Our properties generally have long reserve lives and predictable well production characteristics. At December 31, 2008, we owned 1.2 million net acres of leasehold interests, approximately 37% of which were undeveloped.

The following table sets forth by region the estimated quantities of proved reserves as of December 31, 2008 and average daily production for the three months ended March 31, 2009 and the year ended December 31, 2008:

	Proved reserves as of December 31, 2008			Average daily production
Region	Proved reserves (Bcfe)	% of total proved reserves	% Proved developed	Three months ended March 31, 2009 (MMcfe)	Year ended December 31, 2008 (MMcfe)
Appalachia	170	19%	74%	32.2	31.4
Mississippi	155	17%	71%	23.3	20.1
East Texas	419	46%	31%	40.9	36.6
Mid-Continent	141	15%	55%	31.7	20.9
Gulf Coast	31	3%	89%	24.3	19.1
Total	916	100%		152.4	128.1

Our partner interests in PVR and PVG

We are indirectly involved in PVR’s coal and natural resource management and natural gas midstream businesses through our partner interests in PVR and PVG. We own the sole general partner of PVG and an approximate 77% limited partner interest in PVG, which in turn owns the sole 2% general partner interest and an approximate 37% limited partner interest in PVR. As part of its ownership of PVR’s general partner, PVG owns the rights, referred to as “incentive distribution rights,” to receive an increasing percentage of PVR’s quarterly distributions of available cash after certain levels of cash distributions have been achieved.

PVG consolidates PVR’s results into its financial statements because PVG controls PVR’s general partner. We consolidate PVG’s results into our financial statements because we control PVG’s general partner. PVG and PVR function with capital structures that are independent of each other and us. While we report consolidated financial results of PVR’s coal and natural resource management and natural gas midstream businesses, the only cash we receive from those businesses is in the form of cash distributions we receive from PVG and PVR in respect of our partner interests in each of them. For the three months ended March 31, 2009 and the year ended December 31, 2008, these distributions were $11.5 million and $44.0 million.

PVR manages coal properties and enters into long-term leases with experienced, third-party mine operators. PVR provides them the right to mine its coal reserves in exchange for royalty payments, which generate stable and predictable cash flows and limit its exposure to declines in coal prices. PVR does not operate any mines, and as a result, does not directly have any operational risk or production costs. As of December 31, 2008, PVR owned or controlled approximately 827 million tons of proven and probable coal reserves in Central and Northern Appalachia, the San Juan Basin and the Illinois Basin. PVR also earns revenues from other land management activities, such as selling standing timber, leasing fee-based coal-related infrastructure facilities to certain lessees and end-user industrial plants, collecting oil and gas royalties and from coal transportation, or wheelage, fees.

PVR also owns and operates natural gas midstream assets located in Oklahoma and Texas. These assets include approximately 4,069 miles of natural gas gathering pipelines and five natural gas processing facilities having 300 MMcfd of total capacity. In the three months ended March 31, 2009 and the year ended December 31, 2008, system throughput volumes at PVR’s gas processing plants and gathering systems, including gathering-only volumes, were 32.3 Bcf and 98.7 Bcf. PVR’s midstream business derives revenues primarily from gas processing contracts with natural gas producers and from fees charged for gathering natural gas volumes and providing other related services.

Summary corporate structure

The following chart depicts our simplified organizational structure as of May 18, 2009.

Corporate information

We were founded in 1882 and are a Virginia corporation. Our corporate headquarters and principal executive offices are located at Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19087, and our telephone number is (610) 687-8900. We maintain a website at http://www.pennvirginia.com. The information on our website is not part of this prospectus supplement, and you should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein when making a decision as to whether to invest in our common stock.

The offering

Common stock offered by us	3,500,000 shares, or up to 4,025,000 shares if the underwriters exercise in full their option to purchase an additional 525,000 shares

Common stock outstanding before this offering	41,883,987 shares(1)

Common stock outstanding after this offering	45,383,987 shares, or up to 45,908,987 shares if the underwriters exercise in full their option to purchase an additional 525,000 shares (1)

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ million after deducting fees and expenses (including underwriting discounts and commissions) of approximately $ million. If the underwriters exercise in full their option to purchase additional shares, we estimate that our net proceeds from this offering will be approximately
$ million. We intend to use the net proceeds of this offering to pay down a portion of the outstanding borrowings under our revolving credit facility. Please see “Use of proceeds.” Affiliates of the underwriters are lenders under our revolving credit facility and, accordingly, will receive a substantial portion of the proceeds from this offering. Please see “Underwriting.”

Dividends	On May 6, 2009, our board of directors declared a regular quarterly dividend of $0.05625 per share payable on June 4, 2009 to shareholders of record on May 19, 2009. Holders who purchase shares in this offering, which is expected to close on or about May 22, 2009, will not be entitled to receive that dividend on those shares. Please see “Dividend policy.”

New York Stock Exchange symbol	PVA

(1)	The information above and elsewhere in this prospectus supplement regarding outstanding shares of our common stock is based on 41,883,987 shares of common stock outstanding as of May 15, 2009. As of May 15, 2009, we had outstanding options that allow the holders to purchase 2,516,370 shares of common stock at a weighted average exercise price of $25.05 and warrants that allow the holders to acquire, subject to anti-dilution adjustments, up to approximately 3,982,680 shares of our common stock at an exercise price of $74.25 per share.

Risk factors

In evaluating an investment in our common stock, prospective investors should carefully consider, along with the other information set forth or incorporated by reference in this prospectus supplement (including the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2008), the specific factors set forth under “Risk factors” for risks involved with an investment in our common stock.

Risk factors

An investment in our common stock is subject to a number of risks. You should carefully consider the following risks, as well as the section titled “Risk factors” included in our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated in this prospectus supplement by reference, as well as the other information incorporated herein by reference, in evaluating this investment. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In any such case, the trading price of our common stock and other securities could decline, and you could lose all or part of your investment.

Risks related to our oil and gas business

We have reduced and may further reduce our planned oil and gas segment capital expenditures in 2009, resulting in lower production growth in 2009.

We make, and will continue to make, substantial capital expenditures to find, acquire, develop, exploit and produce oil and natural gas reserves. However, in light of the recent fluctuations in oil and natural gas commodity prices, we have reduced our anticipated oil and gas segment capital expenditures in 2009, excluding acquisitions, to approximately $130.0 to $140.0 million, excluding drilling standby charges, which is a reduction from the previous guidance range of $210.0 to $220.0 million. This revised guidance is between $501.7 and $511.7 million, or between 78.2% and 79.7%, lower than the $641.7 million of capital expenditures, excluding acquisitions, that our oil and gas segment made in 2008. As a result of our decreased anticipated capital expenditures, we expect a decrease in the number of wells that will be drilled in 2009 and a reduction in our production from new wells. This could result in additional exploration expenses attributable to drilling rig standby charges of up to approximately $14.8 million for 2009. We may further reduce our anticipated 2009 oil and gas segment capital expenditures, resulting in even lower production growth in 2009. We will continue to evaluate economic conditions through the remainder of 2009 to determine whether or not to defer additional drilling.

The borrowing base under our revolving credit facility has been reduced and may be further reduced in the future if commodity prices further decline.

In March 2009, our bank group completed a semi-annual re-determination of the borrowing base under our revolving credit facility. As a result, the borrowing base was revised to $450.0 million, which is approximately 6% less than its previous level of $479.0 million. As of May 18, 2009, total outstanding borrowings under our revolving credit facility were approximately $410.0 million, with remaining availability of approximately $39.7 million, based on the current borrowing base of $450.0 million.

Our borrowing base is re-determined twice a year. If oil and natural gas commodity prices continue to deteriorate, we anticipate that the revised borrowing base under our revolving credit facility may be further reduced. As a result, we may be unable to obtain adequate funding under our revolving credit facility. If funding is not available when needed, or is available only on unfavorable terms, it might adversely affect our development plan as currently anticipated and our ability to make new acquisitions, each of which could have a material adverse effect on our production, revenues and results of operations.

Additional impairment writedowns in our oil and gas segment may be required in 2009 or future periods if oil and gas prices decline further.

Quantities of proved reserves are estimated based on economic conditions in existence in the period of assessment. Lower oil and gas prices may have the impact of shortening the economic lives on certain of our fields because it becomes uneconomic to produce all recoverable reserves on such fields, thus reducing proved property reserve estimates. Natural gas and oil prices declined in 2008 and trended lower in the first quarter of 2009 followed by moderate improvements of uncertain duration in the second quarter of 2009. Our operating income in the three months ended March 31, 2009 and in the years ended December 31, 2008, 2007 and 2006 included impairment charges of $1.2 million, $20.0 million,

$2.5 million and $8.5 million related to our oil and gas properties. Additional write-downs in our oil and gas segment may be required in 2009 if oil and natural gas prices decline further, unproved property values decrease, estimated proved reserve volumes are revised downward or costs incurred in exploration, development or acquisition activities exceed the discounted future net cash flows from the additional reserves, if any. In addition, we continue to experience an increase in lease expirations and unproved leasehold expense caused by current economic conditions which have impacted our future drilling plans thereby increasing the amount of expected lease expirations. Effective January 1, 2009, we changed our accounting process to amortize additional insignificant unproved properties over the average estimated life of the leases versus amortizing some leases and assessing other leases on an occurrence basis. As a result of amortizing additional leases, we recorded additional unproved leasehold expense, which is included in exploration expense on the consolidated statements of income, of $6.3 million in the three months ended March 31, 2009.

Risks relating to the offering and our common stock

There may be future dilution of our common stock or other equity, which would adversely affect the market price of our common stock.

Except as described under “Underwriting,” we are not restricted from issuing additional shares of our common stock or securities convertible into or exchangeable for our common stock. If we issue additional shares of our common stock or convertible or exchangeable securities, it may adversely affect the market price of our common stock.

In addition, to the extent options to purchase common stock under our employee stock option plans or outstanding warrants are exercised, holders of our common stock will experience dilution. As of May 15, 2009, we had outstanding options that allow the holders to purchase 2,516,370 shares of common stock at a weighted average exercise price of $25.05 per share and warrants that allow the holders to acquire, subject to anti-dilution adjustments, up to approximately 3,982,680 shares of our common stock at an exercise price of $74.25 per share.

The market price of our common stock has historically experienced significant volatility.

The market price of our common stock has historically experienced significant fluctuations. From January 1, 2008 to May 15, 2009, our common stock has traded as high as $81.00 per share and as low as $7.22 per share. On May 15, 2009, the last reported sale price of our common stock was $18.62. The market price of our common stock is likely to continue to be volatile and subject to significant price and volume fluctuations in response to commodity price volatility, market and other factors, including the other risk factors discussed elsewhere in “Risk factors” and “Forward-looking statements” and in the documents incorporated by reference into this prospectus supplement. Volatility or depressed market prices of our common stock could make it difficult for you to resell shares of our common stock when you want or at attractive prices.

We may issue shares of preferred stock with greater rights than our common stock.

Although we have no current plans, arrangements, understandings or agreements to issue any preferred stock, our articles of incorporation authorize our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our shareholders. Any preferred stock that is issued may rank ahead of our common stock in terms of dividends, liquidation rights or voting rights. If we issue preferred stock, it may adversely affect the market price of our common stock.

Anti-takeover provisions in our organizational documents, outstanding debt and Virginia law could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock.

Several provisions of our articles of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.

These provisions include:

•	authorizing our board of directors to issue “blank check” preferred stock without shareholder approval;

•	prohibiting cumulative voting in the election of directors;

•	limiting the persons who may call special meetings of shareholders;

•	establishing advance notice requirements for election to our board of directors or proposing matters that can be acted on by shareholders at shareholder meetings; and

•	limiting our ability to enter into business combination transactions with certain shareholders.

In addition, under our revolving credit facility, a change in control is an event of default. Also, the laws of the Commonwealth of Virginia, under which we are incorporated, provide that in determining the best interests of a corporation, a director may consider the possibility that those interests are best served by the continued independence of the corporation.

These anti-takeover provisions could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium. See “Description of our capital stock—anti-takeover provisions” in the accompanying prospectus.

Risks relating to taxes

Certain federal income tax deductions currently available with respect to oil and gas exploration and development may be eliminated as a result of future legislation.

On February 26, 2009, the White House released President Obama’s budget proposal for fiscal year 2010. Among the changes contained in the budget proposal is the elimination of certain key U.S. federal income tax preferences currently available to oil and gas exploration and production companies. These changes include but are not limited to (i) the repeal of the percentage depletion allowance for oil and gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain U.S. production activities and (iv) an extension of the amortization period for certain geological and geophysical expenditures.

On April 23, 2009, the Oil Industry Tax Break Repeal Act of 2009, or the Senate Bill, was introduced in the Senate and includes many of the proposals outlined in the budget proposal. It is unclear whether any such changes will actually be enacted or how soon any such changes could become effective. The passage of any legislation as a result of the budget proposal, the Senate Bill or any other similar change in U.S. federal income tax law could eliminate certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such change could negatively impact our financial condition and results of operations.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $             million after deducting fees and expenses (including underwriting discounts and commissions) of approximately $             million. If the underwriters exercise in full their option to purchase additional shares, we estimate that our net proceeds from this offering will be approximately $             million. We intend to use the net proceeds of this offering to pay down a portion of the outstanding borrowings under our revolving credit facility.

Affiliates of the underwriters are lenders under our revolving credit facility and, accordingly, will receive a substantial portion of the proceeds from this offering. Please see “Underwriting.”

Borrowings under our revolving credit facility were incurred primarily to fund drilling development wells across our operating areas, to make acquisitions and for other general corporate purposes.

Our revolving credit facility matures in December 2010. We have the option to elect interest at (i) the London Inter Bank Offering Rate plus a margin ranging from 2.00% to 3.00% or (ii) the greater of the prime rate or federal funds rate plus a margin of up to 2.125%, in each case based on the ratio of our outstanding borrowings to the borrowing base. The weighted annual average interest rate on borrowings outstanding under our revolving credit facility during the three months ended March 31, 2009 and the year ended December 31, 2008 was approximately 4.12% and 4.40%.

We intend to redraw some or all the amounts paid down on our revolving credit facility for general corporate purposes, including working capital, development and exploration of our oil and natural gas properties, acquisition, development and exploration of additional properties or interests and acquisition of other oil and natural gas businesses.

Capitalization

The following table sets forth our capitalization as of March 31, 2009:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale of 3,500,000 shares of our common stock in this offering and the application of the net proceeds therefrom as described in “Use of proceeds.”

You should read the information below in conjunction with “Use of proceeds,” “Management’s discussion and analysis of financial condition and results of operations,” “Description of capital stock” and our consolidated financial statements and related notes included elsewhere or incorporated by reference in this prospectus supplement.

	As of March 31, 2009
($ in thousands)	Actual	As adjusted (1)
		(unaudited)
Cash and cash equivalents	$29,721	$

Long-term debt of PVA:
Revolving credit facility	$390,000	$
Convertible notes	201,545
Long-term debt of PVR	595,100
Total debt	$1,186,645	$

Shareholders’ equity:
Preferred stock of $100 par value — 100,000 shares authorized, none issued	—
Common stock of $0.01 par value — 64,000,000 shares authorized — 41,883,695 shares issued and outstanding (actual); 45,383,695 shares issued and outstanding (as adjusted)	230
Paid-in capital	599,984
Retained earnings	434,087
Accumulated other comprehensive income and other	(4,378)
Total Penn Virginia Corporation shareholders’ equity	1,029,923
Noncontrolling interests of subsidiaries	285,065
Total shareholders’ equity	$1,314,988	$
Total capitalization	$2,501,633	$

(1)	Reflects the use of the net proceeds from this offering to pay down a portion of the outstanding borrowings under our revolving credit facility. Amounts repaid under our revolving credit facility may be re-borrowed, subject to the terms and conditions of the revolving credit facility.

Price range of our common stock and dividends

Our common stock is traded on the New York Stock Exchange, referred to as the NYSE, under the symbol “PVA.” The high and low sales prices (composite transactions) and dividends paid for each calendar quarter indicated were as follows.

	Sales Price(1)		Cash Dividend Declared (1)(2)
Quarter ended	High	Low
June 30, 2009 (through May 15)	$23.24	$10.46	$0.05625
March 31, 2009	$31.53	$7.22	$0.05625

December 31, 2008	$53.19	$21.65	$0.05625
September 30, 2008	$81.00	$45.74	$0.05625
June 30, 2008	$76.44	$44.07	$0.05625
March 31, 2008	$46.12	$37.01	$0.05625

December 31, 2007	$49.56	$40.94	$0.05625
September 30, 2007	$44.50	$35.70	$0.05625
June 30, 2007	$42.83	$38.32	$0.05625
March 31, 2007	$37.16	$31.95	$0.05625

December 31, 2006	$38.35	$29.87	$0.05625
September 30, 2006	$36.33	$30.14	$0.05625
June 30, 2006	$38.61	$29.90	$0.05625
March 31, 2006	$36.23	$28.30	$0.05625

(1)	On May 8, 2007, our board of directors approved a two-for-one-split of our common stock in the form of a 100% stock dividend payable on June 19, 2007 to shareholders of record on June 12, 2007. Shareholders received one additional share of common stock for each share held on the record date. The sales prices and quarterly dividends have been adjusted to give retroactive effect to the stock split.
(2)	On May 6, 2009, our board of directors declared a regular quarterly dividend of $0.05625 per share payable on June 4, 2009 to shareholders of record on May 19, 2009. Holders who purchase shares in this offering, which is expected to close on or about May 22, 2009, will not be entitled to receive that dividend on those shares. Please see “Dividend policy.”

On May 15, 2009, the closing sale price of our common stock, as reported by the NYSE, was $18.62 per share. On May 15, 2009 there were approximately 500 record holders and approximately 6,675 beneficial owners (held in street name) of our common stock.

Dividend policy

On March 19, 2009, we paid a regular quarterly dividend of $0.05625 per share to shareholders of record as of March 3, 2009. On May 6, 2009, our board of directors declared a regular quarterly dividend of $0.05625 per share payable on June 4, 2009 to shareholders of record on May 19, 2009. Holders who purchase shares in this offering, which is expected to close on or about May 22, 2009, will not be entitled to receive that dividend on those shares. These dividends may not be indicative of the amount of any future dividends. The payment of dividends is subject to the discretion of our board of directors and will depend on many factors, including restrictions imposed by financing arrangements, cash distributions by PVG and PVR, general business conditions, legal restrictions on the payment of dividends and other factors that our board of directors deems relevant. In any quarterly period, we may pay dividends in excess of our net income for such period as determined in accordance with GAAP.

Material United States federal income and

estate tax consequences to non-U.S. holders

The following is a summary of the material United States federal income and, to a limited extent, estate tax consequences relating to the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a “capital asset” (generally, property held for investment) by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of common stock (other than a partnership or entity treated as a partnership for United States federal income tax purposes) that is not for United States federal income tax purposes any of the following:

•

an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, and Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxation and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the United States federal income tax laws, such as (without limitation):

•	certain United States expatriates;

•

shareholders that hold our common stock as part of a straddle, constructive sale transaction, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•	shareholders that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	shareholders that are partnerships or entities treated as partnerships for United States federal income tax purposes or other pass-through entities or owners thereof;

•	financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	dealers in securities or foreign currencies; and

•	traders in securities that use a mark-to-market method of accounting for U.S. federal income tax purposes.

Furthermore, this summary does not address any aspect of state, local or foreign tax laws or the alternative minimum tax provisions of the Code.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership (including an entity treated as a partnership for United States federal income tax purposes) holding our common stock, you should consult your tax advisor.

INVESTORS CONSIDERING THE PURCHASE OF COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Dividends

Cash distributions on our common stock will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of earnings and profits will constitute a return of capital that is applied against and reduces the non-U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under “Gain on disposition of common stock” below. Any dividend paid to a non-U.S. holder of our common stock ordinarily will be subject to withholding of United States federal income tax at a rate of 30%, or such lower rate as may be specified under an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with Internal Revenue Service, or the IRS, Form W-8BEN (or applicable substitute or successor form) properly certifying eligibility for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of the non-U.S. holder) generally will be exempt from the withholding tax described above and instead will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In such case, we will not have to withhold United States federal income tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In order to obtain this exemption from withholding tax, a non-U.S. holder must provide us with an IRS Form W-8ECI (or applicable substitute or successor form) properly certifying eligibility for such exemption. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on disposition of common stock

Any gain realized on the disposition of our common stock by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation,” or USRPHC, for United States federal income tax purposes.

A non-U.S. holder who has gain that is described in the first bullet point immediately above will be subject to tax on the net gain derived from the disposition under regular graduated United States federal income tax rates in the same manner as if it were a United States person as defined under the Code. In addition, a non-U.S. holder that is a foreign corporation may be subject to the branch profits tax at a rate of 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

An individual non-U.S. holder who meets the requirements described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

With respect to our status as a USRPHC, we believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for United States federal income tax purposes. However, so long as our common stock continues to be “regularly traded on an established securities market,” a non-U.S. holder will be taxable on gain recognized on the disposition of our common stock only if the non-U.S. holder actually or constructively holds or held more than 5% of such common stock at any time during the five-year period ending on the date of disposition or, if shorter, the non-U.S. holder’s holding period for our common stock. If our common stock were not considered to be regularly traded on an established securities market, all non-U.S. holders would be subject to United States federal income tax on a disposition of our common stock.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Federal estate tax

If you are an individual, common stock owned or treated as being owned by you at the time of your death will be included in your gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and any tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability, provided the required information is furnished to the IRS.

Certain ERISA considerations

The shares of our common stock may be purchased and held by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, or by an individual retirement account or other plan subject to Section 4975 of the Code. A fiduciary of an employee benefit plan subject to ERISA should determine that the purchase and holding of the common stock is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code or any similar law, should also determine that its purchase and holding of the common stock does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or similar law. Each purchaser and transferee of the common stock who is subject to ERISA and/or Section 4975 of the Code or a similar law will be deemed to have represented by its acquisition and holding of the common stock that such acquisition and holding does not constitute or give rise to a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any similar law.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through the underwriters named below. J.P. Morgan Securities Inc. and RBC Capital Markets Corporation are acting as book-running managers of the offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares
J.P. Morgan Securities Inc.
RBC Capital Markets Corporation

Total	3,500,000

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $            per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $            per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 525,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $            per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without over-allotment exercise	With full over-allotment exercise
Per share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $200,000.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission, or the SEC, a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock (other than the shares of our common stock to be sold under this offering, or (except for the foregoing exceptions) publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of J.P. Morgan Securities Inc. for a period of 90 days after the date of this prospectus. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities Inc., (1) offer, pledge, announce the intention to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. Notwithstanding the foregoing, such individuals, taken as group, may sell up to an aggregate of 160,000 shares in the indicated period without regard to these restrictions.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of our common stock in the open market for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering, and purchasing shares of our common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of common shares to the public in that Relevant Member State prior to the publication of a prospectus supplement in relation to the common shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of common shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive;

(c)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

For the purposes of this provision, the expression an “offer of common shares to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the common shares in circumstances in which Section 21(1) of the FSMA would not, if the Issuer was not an authorized person, apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common shares in, from or otherwise involving the United Kingdom.

More than 10% of the net proceeds of this offering will be paid to affiliates of J.P. Morgan Securities Inc. and RBC Capital Markets Corporation under our revolving credit facility as a result of the repayment of amounts outstanding under such credit facility. Accordingly, J.P. Morgan Securities Inc. and RBC Capital Markets Corporation may be deemed to have a “conflict of interest” with us under Rule 2720 of the National Association of Securities Dealers, Inc.’s Rules, or the NASD Rules. When a Financial Industry Regulatory Authority, or FINRA (formerly the National Association of Securities Dealers, Inc., or NASD), member with a conflict of interest participates as an underwriter in a public offering, the NASD Rules require that the initial public offering price can be no higher than that recommended by a “qualified independent underwriter,” as defined by the NASD Rules. Because of these relationships, this offering is being conducted in accordance with Rule 2710 of the NASD Conduct Rules. Because a bona fide independent market exists for our common stock, FINRA does not require that we use a qualified independent underwriter for this offering.

The underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

The validity of the shares of our common stock offered hereby will be passed upon for us by Hunton & Williams LLP, Virginia counsel for the Company. Certain legal matters will be passed upon for us by Vinson & Elkins L.L.P., New York, New York. The underwriters will be represented by Davis Polk & Wardwell, New York, New York. Vinson & Elkins L.L.P. will rely, as to matters of Virginia law, on the opinion of Hunton & Williams LLP.

Experts

The consolidated financial statements of Penn Virginia Corporation and its subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2008 consolidated financial statements refers to a change in the method of accounting for income tax uncertainties effective January 1, 2007.

The estimated reserve evaluations and related calculations of Wright & Company, Inc., independent petroleum engineering consultants, incorporated by reference in this prospectus supplement have been incorporated by reference in reliance on the authority of said firm as experts in petroleum engineering.

Available information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains information we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Our common stock is listed on the NYSE under the symbol “PVA,” and reports, proxy statements and other information also can be inspected at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

Our internet address is http://www.pennvirginia.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available, free of charge, through our website, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference in this prospectus supplement or the accompanying prospectus and does not constitute a part of this prospectus supplement or the accompanying prospectus.

We have filed a registration statement with the SEC to register the securities offered by this prospectus supplement. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet website.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement or the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K), after the date of this prospectus supplement and prior to the termination of this offering. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. The documents we incorporate by reference are:

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed on May 11, 2009 (Registration File No. 001-13283);

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on February 27, 2009 (Registration File No. 001-13283);

•	our Current Reports on Form 8-K filed on May 18, 2009, April 28, 2009, April 3, 2009, March 31, 2009, March 27, 2009, February 26, 2009 and February 23, 2009 (Registration File No. 001-13283); and

•	the description of our common stock set forth in our registration statement on Form 8-A/A filed on March 28, 2002 (Registration File No. 001-13283).

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated by reference in this prospectus supplement, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this prospectus supplement incorporates). Requests for such copies should be directed to Nancy M. Snyder, Corporate Secretary, Penn Virginia Corporation, Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania, 19087 (telephone: (610) 687-8900).

PROSPECTUS

$700,000,000

Penn Virginia Corporation

Debt Securities

Guarantees of Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

From time to time we may offer and sell the following securities:

•	Unsecured debt securities, which may be senior or subordinated, and which may be guaranteed by one or more of our subsidiaries;

•	Shares of common stock;

•	Shares of preferred stock;

•	Depositary shares; and

•	Warrants.

This prospectus provides you with a general description of these securities and the general manner in which we will offer the securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is traded on the New York Stock Exchange under the symbol “PVA.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 18, 2007.

i

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. We are not offering these securities in any state where the offer is not permitted. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the United States Securities and Exchange Commission (the “SEC”) incorporated by reference in this prospectus.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell up to $700,000,000 in aggregate offering price of the securities described in this prospectus in one or more offerings. This prospectus generally describes Penn Virginia Corporation and the debt securities, guarantees of debt securities, common stock, preferred stock, depositary shares and warrants included in the registration statement. Each time we sell securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any such prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of June 18, 2007. You should carefully read both this prospectus and any prospectus supplement and the additional information described under the heading “Where You Can Find More Information.”

ABOUT PENN VIRGINIA CORPORATION

Penn Virginia Corporation is a Virginia corporation founded in 1882. We are engaged in the development, exploration and production of natural gas and crude oil in Appalachia, Mississippi, East Texas, the Mid-Continent and the Gulf Coast regions of the United States through our subsidiary, Penn Virginia Oil & Gas Corporation. In addition, we collect royalties on various oil and gas properties in which we own a mineral fee interest.

We also own partner interests in Penn Virginia Resource Partners, L.P., a publicly traded Delaware limited partnership (“PVR”), which is involved in the coal land management and natural gas midstream businesses, and Penn Virginia GP Holdings, L.P. (“PVG”), which owns PVR’s general partner. We own the sole general partner of and an approximate 82% limited partner interest in PVG, which in turn owns the sole 2% general partner interest and an approximate 42% limited partner interest in PVR. We directly own an additional 0.5% limited partner interest in PVR. As part of its ownership of PVR’s general partner, PVG owns the rights, referred to as “incentive distribution rights,” to receive an increasing percentage of PVR’s quarterly distributions of available cash from operating surplus after certain levels of cash distributions have been achieved. PVR conducts operations in two business segments: coal land management and natural gas midstream. PVR manages coal properties and leases its coal reserves to various mine operators in exchange for royalty payments. PVR does not operate any coal mines. Additionally, PVR provides fee-based coal preparation and loading facilities to some of its lessees and to other third party industrial end-users. PVR also owns and operates midstream assets in Oklahoma and the panhandle of Texas.

Our corporate headquarters and principal executive offices are located at Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19087, and our telephone number is (610) 687-8900. Our website address is www.pennvirginia.com. The information on our website is not part of this prospectus.

As used in this prospectus, “we,” “us,” “our” and “Penn Virginia” mean Penn Virginia Corporation.

THE SUBSIDIARY GUARANTORS

One or more of Penn Virginia Holding Corp., a Delaware corporation, Penn Virginia Oil & Gas Corporation, a Virginia corporation, Penn Virginia Oil & Gas GP LLC, a Delaware limited liability company, Penn Virginia Oil & Gas LP LLC, a Delaware limited liability company, Penn Virginia MC Corporation, a Delaware corporation, Penn Virginia MC Energy L.L.C., a Delaware limited liability company, Penn Virginia MC Operating Company L.L.C., a Delaware limited liability company, and Penn Virginia Oil & Gas, L.P., a Texas limited partnership may fully, irrevocably and unconditionally guarantee any series of debt securities of Penn Virginia offered by this prospectus, as set forth in a related prospectus supplement. As used in this prospectus, the term “Subsidiary Guarantors” shall mean the subsidiaries of Penn Virginia, if any, that will serve as subsidiary guarantors of the debt of Penn Virginia described in this registration statement.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file reports, proxy statements and other information with the Commission. You may read, free of charge, and copy, at the prescribed rates, any reports, proxy statements and other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission, at 100 F Street, N.E., Washington, D.C. 20549, at the prescribed rates. The Commission also maintains a website that contains reports, proxy and information statements and other information. The website address is: http://www.sec.gov.

Our internet address is http://www.pennvirginia.com. We make available free of charge on or through our website our Corporate Governance Principles, Code of Business Conduct and Ethics, Executive and Financial Officer Code of Ethics, Audit Committee Charter, Nominating and Governance Committee Charter and Compensation and Benefits Committee Charter, and we will provide copies of such documents to any shareholder who so requests. We also make available free of charge on or through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information on our website is not part of this prospectus.

Our common stock is listed on the NYSE under the symbol “PVA,” and reports, proxy statements and other information also can be inspected at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that Penn Virginia can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that Penn Virginia files later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 are incorporated by reference in this prospectus until the termination of each offering under this prospectus.

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Annual Report on Form 10-K for the fiscal year ended December 31, 2006, Registration File No. 001-13283 (including information specifically incorporated by reference into the Annual Report on Form 10-K from Penn Virginia Corporation’s definitive proxy statement filed on April 9, 2007, Registration File No. 001-13283);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, Registration File No. 001-13283);

•	Current Report on Form 8-K filed on January 11, 2007, Registration File No. 001-13283;

•	Current Report on Form 8-K filed on February 26, 2007, Registration File No. 001-13283;

•	Current Report on Form 8-K filed on March 2, 2007, Registration File No. 001-13283;

•	Current Report on Form 8-K filed on April 16, 2007, Registration File No. 001-13283;

•	Current Report on Form 8-K filed on April 30, 2007, Registration File No. 001-13283;

•	Current Report on Form 8-K filed on May 8, 2007, Registration File No. 001-13283;

•	Current Report on Form 8-K filed on June 12, 2007, Registration File No. 001-13283;

•	Current Report on Form 8-K filed on June 18, 2007, Registration File No. 001-13283; and

•	Form 8-A/A filed on March 28, 2002, Registration File No. 001-13283.

You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

Investor Relations Department

Penn Virginia Corporation

Three Radnor Corporate Center

100 Matsonford Road

Suite 300

Radnor, Pennsylvania 19087

(610) 687-8900

Should you want more information regarding PVR or PVG, please refer to the annual, quarterly and special reports and proxy statements, as applicable, that each of them files with the SEC.

FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus, any prospectus supplement and the documents we incorporate by reference herein and therein contain forward-looking statements. These statements use forward-looking words such as “may,” “will,” “anticipate,” “believe,” “expect,” “project” or other words of similar meaning. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition or state other “forward-looking” information. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statements. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. These statements reflect our current views with respect to future events and are subject to various risks, uncertainties and assumptions including, but not limited, to the following:

•	the volatility of commodity prices for natural gas, crude oil, NGLs and coal;

•	our ability to acquire new oil and gas reserves and the price for which such reserves can be acquired;

•	the cost of finding and successfully developing oil and gas reserves;

•	energy prices generally and specifically, the price of natural gas, crude oil, natural gas liquids, or NGLs, and coal;

•	the relationship between natural gas and NGL prices;

•	the price of coal and its comparison to the price of natural gas and oil;

•	the projected demand for natural gas, crude oil, NGLs and coal;

•	the projected supply of natural gas, crude oil, NGLs and coal;

•	the availability of required drilling rigs, production equipment and materials;

•	our ability to obtain adequate pipeline transportation capacity for our oil and gas production;

•	non-performance by third party operators in wells in which we own an interest;

•	competition among producers in the oil and natural gas and coal industries generally and among natural gas midstream companies;

•	the extent to which the amount and quality of actual production of our oil and natural gas or PVR’s coal differs from estimated recoverable proved oil and gas reserves and coal reserves;

•	PVR’s ability to generate sufficient cash from its natural gas midstream and coal businesses to maintain and pay the quarterly distribution to its general partner and its unitholders;

•	hazards or operating risks incidental to our business and to PVR’s coal or natural gas midstream business;

•	PVR’s ability to successfully manage its relatively new natural gas midstream business;

•	PVR’s ability to acquire new coal reserves or natural gas midstream assets on satisfactory terms;

•	the price for which PVR can acquire coal reserves;

•	PVR’s ability to continually find and contract for new sources of natural gas supply for its natural gas midstream business;

•	PVR’s ability to retain existing or acquire new natural gas midstream customers;

•	PVR’s ability to lease new and existing coal reserves;

•	the ability of PVR’s lessees to produce sufficient quantities of coal on an economic basis from PVR’s reserves;

•	the ability of PVR’s lessees to obtain favorable contracts for coal produced from its reserves;

•	PVR’s exposure to the credit risk of its coal lessees and natural gas midstream customers;

•	hazards or operating risks incidental to natural gas midstream operations;

•	unanticipated geological problems;

•	the dependence of PVR’s natural gas midstream business on having connections to third party pipelines;

•	the occurrence of unusual weather or operating conditions including force majeure events;

•	the failure of equipment or processes to operate in accordance with specifications or expectations;

•	the failure of PVR’s infrastructure and its lessees’ mining equipment or processes to operate in accordance with specifications or expectations;

•	delays in anticipated start-up dates of our oil and natural gas production and PVR’s lessees’ mining operations and related coal infrastructure projects;

•	environmental risks affecting the drilling and producing of oil and gas wells, the mining of coal reserves or the production, gathering and processing of natural gas;

•	the timing of receipt of necessary governmental permits by us and by PVR or PVR’s lessees;

•	the risks associated with having or not having price risk management programs;

•	labor relations and costs;

•	accidents;

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changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators;

•	uncertainties relating to the outcome of current and future litigation regarding mine permitting;

•	risks and uncertainties relating to general domestic and international economic (including inflation and interest rates) and political conditions (including the impact of potential terrorist attacks);

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the experience and financial condition of PVR’s coal lessees and natural gas midstream customers, including the lessees’ ability to satisfy their royalty, environmental, reclamation and other obligations to PVR and others;

•	PVR’s ability to expand its natural gas midstream business by constructing new gathering systems, pipelines and processing facilities on an economic basis and in a timely manner;

•	coal handling joint venture operations;

•	changes in financial market conditions; and

•	PVG’s ability to generate sufficient cash from its interests in PVR to maintain and pay the quarterly distribution to its general partner and its unitholders.

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of securities we are offering for general corporate purposes. This may include, among other things, additions to working capital, repayment or refinancing of existing indebtedness or other corporate obligations, financing of capital expenditures and acquisitions and investment in existing and future projects.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the three months ended March 31, 2007 and 2006 and for each year in the five years ended December 31, 2006. The calculations include us and our subsidiaries.

	Three Months Ended March 31,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges	2.8x	8.4x	6.3x	7.3x	7.6x	7.7x	8.3x

For purposes of calculating the ratio of earnings to fixed charges:

•	“fixed charges” represent interest expense (including amounts capitalized), amortization of debt issuance costs and the portion of rental expense representing the interest factor; and

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“earnings” represent the aggregate of income from continuing operations (before adjustment for income taxes, extraordinary items, income or loss from equity investees and minority interest) plus fixed charges, amortization of capitalized interest and distributed income of equity investees, and less capitalized interest.

No ratio of combined fixed charges and preferred stock dividends is shown because we have no outstanding preferred stock. Therefore, if shown, such ratios would be identical to the ratios of earnings to fixed charges shown above.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities issued using this prospectus will be:

•	our general unsecured obligations;

•	general unsecured obligations of the Subsidiary Guarantors if they are guaranteed by the Subsidiary Guarantors; and

•	either senior debt securities or subordinated debt securities.

The senior debt securities and the subordinated debt securities will be issued under separate indentures among Penn Virginia, as issuer, the Subsidiary Guarantors (if any), and Wells Fargo Bank, National Association (the “Trustee”). The Trustee for each series of debt securities will be identified in the applicable prospectus supplement. Senior debt securities will be issued under an indenture we call the senior indenture, and subordinated debt securities will be issued under an indenture we call the subordinated indenture. We have not restated these agreements in their entirety. We have filed the forms of the indentures as exhibits to the registration statement of which this prospectus is a part. We urge you to read the indentures, because they, and not this description, control your rights as holders of the debt securities.

We will prepare a prospectus supplement and either an indenture supplement or a resolution of our board of directors and accompanying officers’ certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	the form and title of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the terms of subordination;

•	the total principal amount of the debt securities;

•	the date or dates on which the debt securities of that series may be issued;

•	the percentage of the principal amount at which the debt securities will be issued and any payments which will be due if the maturity of the debt securities is accelerated;

•	if convertible into common stock, the terms on which the debt securities are convertible;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

•	the dates on which the principal and premium, if any, of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	whether the debt securities are entitled to the benefits of any guarantees by the Subsidiary Guarantors;

•	any changes to or additions to the events of default or covenants contained in the applicable indenture;

•	any affirmative or negative covenants relating to such series; and

•	any other terms of the debt securities of that series.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

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debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.

At our option, we may make interest payments by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

Senior Debt Securities

The senior debt securities will be unsecured senior obligations and will rank equally with all other senior unsecured and unsubordinated debt. However, the senior debt securities will be effectively subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness.

Except as provided in the senior indenture or specified in any authorizing resolution and/or supplemental indenture relating to a series of senior debt securities to be issued, the senior indenture will not limit:

•	the amount of additional indebtedness that may rank equally with the senior debt securities; or

•	the amount of indebtedness, secured or otherwise, that may be incurred or preferred stock that may be issued by any of our subsidiaries.

Subordinated Debt Securities

Payment of the principal, interest and any premium on the subordinated debt securities will, to the extent set forth in the subordinated indenture with respect to each series of subordinated debt securities, be subordinated in right of payment to the prior payment in full of all of our senior debt, including the senior debt securities. The prospectus supplement relating to any subordinated debt securities will summarize the subordination provisions of the subordinated indenture applicable to that series including:

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the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets or any bankruptcy, insolvency or similar proceedings;

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the applicability and effect of such provisions in the event of specified defaults with respect to any or certain senior debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the subordinated debt securities; and

•	the definition of senior debt applicable to the subordinated debt securities of that series.

The prospectus supplement will also describe as of a recent date the approximate amount of senior debt to which the subordinated debt securities of that series will be subordinated.

The failure to make any payment on any of the subordinated debt securities by reason of the subordination provisions of the subordinated indenture will not be construed as preventing the occurrence of an event of default with respect to the subordinated debt securities arising from the failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the subordinated debt securities from a defeasance trust established in connection with any defeasance or covenant defeasance of the subordinated debt securities as described below under “Defeasance and Covenant Defeasance.”

The Subsidiary Guarantees

The payment obligations of Penn Virginia under any series of debt securities may be jointly and severally, fully and unconditionally guaranteed by any of the Subsidiary Guarantors. If a series of debt securities are so guaranteed, the Subsidiary Guarantors will execute a notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by the Subsidiary Guarantors.

The obligations of each Subsidiary Guarantor under its guarantee of the debt securities will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under Federal or state law, after giving effect to:

•	all other contingent and fixed liabilities of the Subsidiary Guarantor; and

•	any collections from or payments made by or on behalf of any Subsidiary Guarantors in respect of the obligations of the Subsidiary Guarantor under its guarantee.

The guarantee of any Subsidiary Guarantor may be released under certain circumstances. If no default has occurred and is continuing under the applicable indenture, and to the extent not otherwise prohibited by the applicable indenture, a Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:

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automatically upon any sale, exchange or transfer, to any person that is not an affiliate of Penn Virginia, of all of Penn Virginia’s direct or indirect limited liability company or other equity interests in the Subsidiary Guarantor;

•	automatically upon the merger of the Subsidiary Guarantor into Penn Virginia or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

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following delivery of a written notice by us to the Trustee, upon the release of all guarantees by the Subsidiary Guarantor of any debt of Penn Virginia for borrowed money (or a guarantee of such debt), except for any series of debt securities.

Form, Exchange and Transfer

The debt securities of each series will be issuable only in fully registered form, without coupons. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in denominations of $2,000 each or multiples of $1,000 in excess thereof.

At the option of the holder, subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. A transfer or an exchange will be effected upon the security registrar or the transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The security registrar and any other transfer agent initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If the debt securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to:

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issue, register the transfer of or exchange any debt security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt security that may be selected for redemption and ending at the close of business on the day of such mailing; or

•	register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any such debt security being redeemed in part.

Global Securities

Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global certificates that will have an aggregate principal amount equal to that of the debt securities represented thereby. Each global security will be registered in the name of a depositary or a nominee thereof identified in the applicable prospectus supplement, will be deposited with such depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable indenture.

Notwithstanding any provision of the applicable indenture or any debt security described herein, no global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary for such global security or any nominee of such depositary unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or has ceased to be qualified to act as such as required by the applicable indenture;

•	there shall have occurred and be continuing an event of default with respect to the debt securities represented by such global security; or

•	there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable prospectus supplement.

All debt securities issued in exchange for a global security or any portion thereof will be registered in such names as the depositary may direct.

As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or such nominee, as the case may be, will be considered the sole owner and holder of the global security and the debt securities represented thereby for all purposes under the debt securities and the applicable indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not be entitled to have that global security or any debt securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities in exchange therefor and will not be considered to be the owners or holders of the global security or any debt securities represented thereby for any purpose under the debt securities or the applicable indenture. All payments of principal of and any premium and interest on a global security will be made to the depositary or its nominee, as the case may be, as the holder thereof. The laws of some jurisdictions require that certain purchasers of debt securities take physical delivery of such debt securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. None of us, the Trustees or our agents will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time, except that at our option payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the security register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee under the senior indenture in the City of New York will be designated as sole paying agent for payments with respect to senior debt securities of each series and the corporate trust office of the trustee in the City of New York will be designated as the sole paying agent for payment with respect to subordinated debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for the payment of the principal of or any premium or interest on any debt security that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into, or convey, transfer, sell or lease our properties and assets substantially as an entirety to, any person (a “successor Person”), and may not permit any person to merge into, or convey, transfer, sell or lease its properties and assets substantially as an entirety to, us, unless:

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the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the debt securities and under the indentures;

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immediately after giving effect to the transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

•	certain other conditions, including any additional conditions with respect to any particular debt securities specified in the applicable prospectus supplement, are met.

Reports

So long as any debt securities are outstanding, we will:

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file with the Trustee, within 15 days after we file them with the SEC, copies of the annual reports and of the information, documents and other reports which we are required to file with the SEC pursuant to the Exchange Act; and

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if we are not required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 15 days after we would have been required to file with the SEC, and provide holders of the debt securities with, annual reports and information, documents and other reports comparable to what we would have been required to file with the SEC had we been subject to the reporting requirements of the Exchange Act.

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an “Event of Default” under the applicable indenture with respect to debt securities of any series:

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failure to pay principal of or any premium on any debt security of that series when due, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

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failure to pay any interest on any debt securities of that series when due, continued for 30 days, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

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failure to deposit any sinking fund payment when due in respect of any debt security of that series, whether or not, in the case of subordinated debt securities, such deposit is prohibited by the subordination provisions of the subordinated indenture;

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failure by the issuer or, if the series of debt securities is guaranteed by a Subsidiary Guarantor, the Subsidiary Guarantor, to perform, or a breach of, any of the other covenants or warranties in such indenture (other than a covenant or warranty included in such indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in such indenture;

•	certain events of bankruptcy, insolvency or reorganization affecting us or, if the series of debt securities is guaranteed, the Subsidiary Guarantors;

•	if the series of debt securities is guaranteed by any Subsidiary Guarantors:

•	any of the guarantees ceases to be in full force and effect, except as otherwise provided in the Indenture;

•	any of the guarantees is declared null and void in a judicial proceeding; or

•	any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its guarantee; and

•	any other Event of Default included in the applicable indenture or supplemental indenture.

If an Event of Default (other than an Event of Default described in the fifth bullet above) with respect to the debt securities of any series at the time outstanding shall occur and be continuing, either the applicable Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series by notice as provided in the indenture may declare the principal amount of the debt securities of that series (or, in the case of any debt security that is an original issue discount debt security or the principal amount of which is not then determinable, such portion of the principal amount of such debt security, or such other amount in lieu of such principal amount, as may be specified in the terms of such debt security) to be due and payable immediately. If an Event of Default described in the fifth bullet above with respect to the debt securities of any series at the time outstanding shall occur, the principal amount of all the debt securities of that series (or, in the case of any such original issue discount security or other debt security, such specified amount) will automatically, and without any action by the applicable Trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable indenture. For information as to waiver of defaults, we refer you to “—Amendments and Waivers.”

Subject to the provisions of the indentures relating to the duties of the Trustees in case an Event of Default shall occur and be continuing, each Trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless such holders shall have offered to such Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustees, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the debt securities of that series.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

•	such holder has previously given to the Trustee under the applicable indenture written notice of a continuing Event of Default with respect to the debt securities of that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

•

the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.

We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to our knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable indenture and, if so, specifying all such known defaults.

Amendments and Waivers

We may amend the indentures without the consent of any holder of debt securities to:

•	cure any ambiguity, defect or inconsistency;

•	make any change in respect of any other series of debt securities issued under the indenture that is not applicable to such series;

•	provide for the assumption by a successor of our obligations under the indenture;

•	add Subsidiary Guarantors with respect to the debt securities;

•	secure the debt securities;

•	add covenants for the protection of the holders or surrender any right or power conferred upon us or any Subsidiary Guarantors;

•	make any change that does not adversely affect the rights of any holder;

•	add or appoint a successor or separate Trustee;

•	comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

•	establish the form or terms of debt securities of any series to be issued under the indenture.

In addition, we may amend the indenture if the holders of a majority in principal amount of all outstanding debt securities of each series that would be affected under the indenture consent to it. We may not, however, without the consent of each holder of any outstanding debt securities that would be affected, amend the indenture to:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, or any premium or interest on, any debt security;

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	in the case of subordinated debt securities, modify the subordination provisions in a manner adverse to the holders of the subordinated debt securities;

•	if applicable, make any change that adversely affects the right to convert any debt security or decrease the conversion rate or increase the conversion price;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

•	reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	modify such provisions with respect to modification and waiver;

•	release a Subsidiary Guarantor or modify such Subsidiary Guarantor’s guarantee in any manner adverse to the holders; or

•

following the making of an offer to purchase debt securities pursuant to a covenant in the indenture, modify the provisions of the indenture with respect to such offer to purchase in a manner adverse to the holders.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive compliance by us or a Subsidiary Guarantor with certain restrictive provisions of the applicable indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the applicable indenture that cannot be amended without the consent of the holder of each outstanding debt security of such series affected.

Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of the indenture, relating to defeasance and discharge of indebtedness relating to defeasance of certain restrictive covenants applied to the debt securities of any series, or to any specified part of a series.

Defeasance and Discharge. The indentures provide that, upon our exercise of our option (if any), we will be discharged from all our obligations, and, if such debt securities are subordinated debt securities, the provisions of the subordinated indenture relating to subordination will cease to be effective, with respect to such debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. Government obligations, or both, that, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the applicable indenture and such debt securities. Such defeasance or discharge may occur only if, among other things:

•

we have delivered to the applicable Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur;

•	no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing;

•	such deposit, defeasance and discharge will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound; and

•

in the case of subordinated debt securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on or other obligations in respect of any senior debt of Penn Virginia shall have occurred and be continuing and no other Event of Default with respect to any of our Senior Debt shall have occurred and be continuing permitting, after notice or the lapse of time, or both, the acceleration thereof.

If we exercise this defeasance option, any guarantee will terminate with respect to that series of debt securities.

Defeasance of Certain Covenants. The indentures provide that, upon our exercise of our option (if any), we may omit to comply with certain restrictive covenants, including those that may be described in the applicable prospectus supplement, the occurrence of certain Events of Default, which are described above in the fourth bullet (with respect to such restrictive covenants), in the fifth bullet (with respect only to a Subsidiary Guarantor (if any)) and in the sixth bullet under “— Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such debt securities are subordinated debt securities, the provisions of the subordinated indenture relating to subordination will cease to be effective, in each case with respect to such debt securities. In order to exercise such option, we must deposit, in trust for the benefit of the holders of such debt securities, money or U.S. Government obligations, or both, that, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the applicable indenture and such debt securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an opinion of counsel that in effect says that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur and the requirements set forth in the second through fourth bullets above are satisfied. If we exercise this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective stated maturities, but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register.

Title

We, the Trustees and any agent of us or a Trustee may treat the person in whose name a debt security is registered as the absolute owner of the debt security (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.

DESCRIPTION OF CAPITAL STOCK

As of June 12, 2007, our authorized capital stock was 64,100,000 shares. Those shares consisted of 100,000 shares of preferred stock, none of which were outstanding, and 64,000,000 shares of common stock, par value $0.01 per share, of which 18,794,596 shares were outstanding.

Common Stock

Listing

Our outstanding shares of common stock are listed on the New York Stock Exchange (the “NYSE”) under the symbol “PVA.” Any additional common stock we issue also will be listed on the NYSE.

Dividends

Subject to the rights of any series of preferred stock that we may issue, the holders of common stock may receive dividends when declared by our board of directors. Dividends may be paid in cash, stock or other form out of legally available funds.

Fully Paid

All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

Preferred Share Purchase Rights

Pursuant to our Shareholder Rights Plan, each share of common stock includes a preferred share purchase right, as more fully described below under “—Anti-Takeover Provisions—Shareholder Rights Plan.”

Voting Rights

Subject to any special voting rights of any series of preferred stock that we may issue in the future, the holders of common stock may vote one vote for each share held in the election of directors and on all other matters voted upon by our shareholders. Directors are elected by a plurality of the votes cast by the shares entitled to vote. Holders of common stock may not cumulate their votes in the elections of directors. All other matters to be voted on by shareholders must be approved by a majority of the votes cast on the matter. Certain significant transactions defined in our articles of incorporation may also require the affirmative vote of 90% of the voting power of all outstanding shares entitled to vote in the election of directors. See “— Anti-Takeover Provisions—Certain Provisions in Our Articles of Incorporation—Fair Price Provisions” below.

Other Rights

We will notify common shareholders of any shareholders’ meetings according to applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and preferred shareholders. The holders of common stock have no preemptive rights to purchase our shares of stock. Shares of common stock are not subject to any redemption or sinking fund provisions and are not convertible into any of our other securities.

Preferred Stock

The following description of the terms of the preferred stock sets forth certain general terms and provisions of our authorized preferred stock. If we offer preferred stock, a description will be filed with the SEC and the specific designations and rights will be described in the prospectus supplement, including the following terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the articles of amendment relating to the applicable series of preferred stock. The registration statement of which this prospectus forms a part will include the articles of amendment as an exhibit or incorporate it by reference.

Our board of directors can, without approval of shareholders, issue one or more series of preferred stock. Subject to the provisions of our articles of incorporation and limitations prescribed by law, our board of directors may adopt an amendment to our articles of incorporation describing the number of shares of each series and the rights, preferences and limitations of each series, including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any wholly unissued series of preferred stock, the number of shares constituting each series and the terms and conditions of issue.

Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

The preferred stock will, when issued, be fully paid and non-assessable.

Anti-Takeover Provisions

Certain provisions in our articles of incorporation and by-laws, as well as certain provisions of Virginia law, may make more difficult or discourage a takeover of our business.

Certain Provisions of Our Articles of Incorporation

Shareholder Action by Unanimous Consent. Under Virginia law, any action that could be taken by shareholders at a meeting may be taken, instead, without a meeting and without notice if a consent in writing is signed by all the shareholders entitled to vote on the action.

Blank Check Preferred Stock. Our articles of incorporation authorize the issuance of blank check preferred stock. As described above under “Preferred Stock,” the board of directors can set the voting rights, redemption rights, conversion rights and other rights relating to such preferred stock and could issue such stock in either private or public transactions. In some circumstances, the blank check preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that the board of directors opposes.

Fair Price Provisions. Our articles of incorporation contain certain “fair price” provisions. These provisions state that any person who acquires 10% or more of our voting stock cannot engage in a significant transaction with us that is not approved by our continuing directors or the holders of 90% of our stock unless our shareholders receive a price at least equal to that determined by a formula set forth in our articles of incorporation. In addition, if the acquiror paid cash to acquire his original interests, he must pay cash in the subsequent significant transaction. Under these provisions, continuing directors are directors who were on the board prior to the acquiror’s 10% or more acquisition or were subsequently recommended by such original directors.

Election and Removal of Directors

Our directors are elected for one-year terms and can be removed, with or without cause, if the number of votes cast for removal at a shareholder meeting called for that purpose constitutes a majority of the votes entitled to be cast at an election of directors. Our by-laws currently provide that the total number of directors is eight, but the number of directors may be increased or decreased by amendment of the by-laws. Vacancies in the board may be filled by shareholders or by the board. Special meetings of shareholders may be called only by a majority of our board of directors or by our chief executive officer. Our by-laws require that advance notice of nominees for election as directors be made by a shareholder, and that shareholder proposals be given to our corporate secretary, together with certain specified information, not less than 90 days nor more than 180 days before the anniversary of the immediately preceding annual meeting of shareholders.

Virginia Anti-Takeover Statutes and Other Virginia Laws

Control Share Acquisition Statute. As permitted by Virginia law, we have opted out of the Virginia anti-takeover law regulating “control share acquisitions.” Under that Virginia statute, shares acquired in an acquisition that would cause an acquiror’s voting strength to meet or exceed any of three thresholds (20%, 33 1/3% or 50%) have no voting rights unless those rights are granted by a majority vote of all outstanding shares other than those held by the acquiror or any officer or employee director of the corporation. An acquiring person that owns five percent or more of the corporation’s voting stock may require that a special meeting of the shareholders be held, to consider the grant of voting rights to the shares acquired in the control share acquisition. This regulation was designed to deter certain takeovers of Virginia public corporations.

Affiliated Transactions. Under the Virginia anti-takeover law regulating affiliated transactions, material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares are required to be approved by the holders of at least two-thirds of the remaining voting shares. Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of a 10% holder or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, that increases the percentage of voting shares owned beneficially by a 10% holder by more than five percent. For three years following the time that a shareholder becomes an interested shareholder, a Virginia corporation cannot engage in an affiliated transaction with the interested shareholder without approval of two-thirds of the disinterested voting shares and a majority of the disinterested directors. A disinterested director is a director who was a director on the date on which an interested shareholder became an interested shareholder or was recommended for election or elected by a majority of the disinterested directors then on the board. After three years, the approval of the disinterested directors is no longer required. The provisions of this statute do not apply if a majority of disinterested directors approve the acquisition of shares making a person an interested shareholder. Virginia law permits corporations to opt out of the affiliated transactions provisions. We have not opted out.

Director Standards of Conduct. Under Virginia law, directors must discharge their duties in accordance with their good faith business judgment of the best interests of the corporation. Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants and board committees if they have a good faith belief in their competence. Virginia law provides that, in determining the best interests of the corporation, a director may consider the possibility that those interests may best be served by the continued independence of the corporation.

Shareholder Rights Plan

Our board of directors has adopted a shareholder rights plan (the “Rights Plan”) pursuant to which each outstanding share of our common stock has associated with it a right (a “Right”). Each Right entitles the registered holder under the circumstances described below to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock (the “Preferred Shares”) at a price of $100.00 (the “Purchase Price”), subject to adjustment. The following is a summary of certain terms of the Rights Plan. The Rights Plan is an exhibit to the registration statement of which this prospectus is a part and this summary is qualified by reference to the specific terms of the Rights Plan.

Until the Distribution Date, the Rights will be evidenced by the certificates representing shares of common stock outstanding, and no separate certificates for the Rights will be distributed. The Rights will separate from the common stock and the Distribution Date will occur upon the earlier of

•	ten calendar days following the public announcement that a person or group of affiliated or associated persons has become an Acquiring Person; or

•

ten business days or such later date as may be determined by a majority of Continuing Directors after the commencement of, or first public announcement of an intention to commence, a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of our common stock.

With certain exceptions described in the Rights Agreement, a person or group becomes an Acquiring Person when such person or group acquires or obtains the right to acquire beneficial ownership of 15% or more of the then outstanding shares of our common stock, or 10% or more of those shares if our board of directors, in accordance with its good faith business judgment of our best interests, declares the acquiror an Adverse Person under guidelines set forth in the Rights Agreement. The board of directors may declare any person to be an Adverse Person after it determines:

•	that this person, together with all this person’s affiliates and associates, has become the beneficial owner of at least 10% of our common stock, and

•

that this ownership is reasonably likely to cause us to repurchase the common stock owned by this person or cause us to take action that would provide this person with short-term gain to the detriment of our long-term interests or is causing or reasonably likely to cause a material adverse impact on our business, financial position or prospects.

Under the Rights Plan, a Continuing Director is any member of our board of directors who is not an Acquiring Person or an affiliate or associate or representative of an Acquiring Person, and was a member of the board prior to February 21, 1998, or any person who subsequently becomes a member of the board who, while a member of the board, is not an Acquiring Person, or an affiliate or associate or representative of an Acquiring Person, if the member’s nomination for election or election to the board is recommended or approved by a majority of the Continuing Directors of which there must be at least a majority then in office.

The Rights are not exercisable until the Distribution Date and will expire at the close of business on February 11, 2008, unless earlier redeemed or exchanged as described below.

As soon as practicable after the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of our common stock as of the close of business on the Distribution Date, and thereafter, the separate Rights certificates alone will represent the Rights. Except as otherwise provided by the Rights Agreement or determined by our board of directors, only shares of common stock issued prior to the Distribution Date will be issued with Rights.

In the event that a person becomes an Acquiring Person, each holder of a Right, other than any Acquiring Person, whose Rights will become null and void, will thereafter have the right to receive, upon exercise, shares of our common stock, or in certain circumstances, cash, property or other securities, having a value equal to two times the Purchase Price of the Right.

After a person or group has become an Acquiring Person, in the event that:

•	we consolidate or merge with any other person, and we are not the surviving corporation,

•	any person engages in a share exchange, consolidation or merger with us where our common stock is exchanged for securities, cash or property of the other person and we are the surviving corporation,

•	we are a party to a statutory share exchange with any other person after which we are a subsidiary of any other person or

•	50% or more of our assets or earning power is sold or transferred,

proper provision will be made so that each holder of a Right, other than any Acquiring Person, whose Rights will become null and void, will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price of the Right. The events described in this paragraph are called “Triggering Events” in the Rights Plan.

The Purchase Price payable, and the number of shares of common stock or other securities, cash or property issuable, upon exercise of the Rights are subject to customary adjustments from time to time to prevent dilution in the event of certain changes in our shares. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to an increase or decrease of at least 1% in the Purchase Price.

At any time before there is an Acquiring Person, our board of directors may redeem the Rights in whole, but not in part, at a price of $.001 per Right. If redemption takes place after an Adverse Change of Control, at least a majority of the members of the board of directors must be Continuing Directors and redemption must be approved by a majority of Continuing Directors. The redemption of the Rights may be made effective at the time, on the basis, and with the conditions as our board of directors in its sole discretion may establish. Immediately upon the action of our board of directors ordering the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

Under the Rights Plan, an Adverse Change of Control occurs if a change resulting from a proxy or consent solicitation in any of our directors in office at the commencement of the solicitation, if any person who is or was a participant in such solicitation has stated, or if upon the commencement of such solicitation, a majority of our board of directors has determined in good faith, that person has taken or intends to take, or may consider taking, any action that would result in that person becoming an Acquiring Person or that would cause the occurrence of a Triggering Event.

At any time after a person becomes an Acquiring Person, but before the Acquiring Person owns 50% or more of our common stock, our board of directors provided that at least a majority of the members are Continuing Directors and the exchange is authorized by a majority of Continuing Directors, may exchange the then outstanding and exercisable Rights, other than those owned by an Acquiring Person, for shares of common stock, each Right being exchangeable for one share of common stock, subject to adjustment.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder, including, without limitation, the right to vote or to receive dividends.

The terms of the Rights may be amended by our board of directors without the consent of the holders of the Rights. However, if an amendment takes place after an Adverse Change of Control, at least a majority of the members must be Continuing Directors and the amendment must be approved by a majority of Continuing Directors.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of Rights being acquired. Accordingly, the existence of the Rights may deter certain acquirers from making takeover proposals or tender offers.

Indemnification of Officers and Directors

Virginia law permits, and our by-laws provide for, the indemnification of our directors and officers with respect to certain liabilities and expenses imposed upon them in connection with any civil, criminal or other proceeding by reason of having been a director or officer of Penn Virginia. This indemnification does not apply to willful misconduct or a knowing violation of the criminal law. We have been informed that in the opinion of the Securities and Exchange Commission indemnification for liability under the Securities Act of 1933 is against public policy and is unenforceable.

Transfer Agent and Registrar

Our transfer agent and registrar of the common stock, as well as the rights agent under our Rights Plan, is American Stock Transfer & Trust Company.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares (either separately or together with other securities) representing fractional interests in our preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the preferred stock related to the depositary shares, we will deposit the preferred stock with the relevant preferred stock depositary and will cause the preferred stock depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange redemption and liquidation rights).

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with, or as a unit including, debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any of the other offered securities. Each warrant will entitle the holder to purchase the principal amount of debt securities or number of shares of preferred stock or common stock, as the case may be, at the exercise price and in the manner specified in the prospectus supplement relating to those warrants. Warrants will be issued under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file the warrant agreement, and any unit agreement, with the SEC in connection with any offering of warrants.

The prospectus supplement relating to a particular issuance of warrants will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of such warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•

the principal amount of debt securities purchasable upon exercise of a warrant, if a debt warrant, and the price at which the principal amount of securities may be purchased upon exercise, which price may be payable in cash, securities, or other property;

•	the date on which the right to exercise the warrants commences and the date on which the right expires;

•	if applicable, the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, a discussion of material United States federal income tax considerations;

•	whether the debt warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

PLAN OF DISTRIBUTION

We may sell the securities pursuant to this prospectus:

•	through agents;

•	through underwriters or dealers; or

•	directly to one or more purchasers, including existing shareholders in a rights offering.

By Agents

Securities offered by us pursuant to this prospectus may be sold through agents designated by us. Unless otherwise indicated in the prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

By Underwriters

If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless otherwise indicated in the prospectus supplement, the underwriters must purchase all the securities of the series offered by a prospectus supplement if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Direct Sales; Rights Offerings

Securities offered by us pursuant to this prospectus may also be sold directly by us. In this case, no underwriters or agents would be involved. We may sell offered securities upon the exercise of rights that may be issued to our securityholders. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

Delayed Delivery Arrangements

We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities providing for payment and delivery on a future date specified in the prospectus supplement. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and such other institutions as may be approved by us. The obligations of any such purchasers under such delayed delivery and payment arrangements will be subject to the condition that the purchase of the offered securities will not at the time of delivery be prohibited under applicable law. The underwriters and such agents will not have any responsibility with respect to the validity or performance of such contracts.

General Information

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

The securities (other than common stock) offered by this prospectus and any prospectus supplement, when first issued, will have no established trading market. Any underwriters or agents to or through whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

Our counsel, Vinson & Elkins L.L.P., New York, New York, will pass upon certain legal matters in connection with the offered securities. Certain legal matters relating to Virginia law will be passed upon for us by Hunton & Williams LLP. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of Penn Virginia Corporation as of and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006 consolidated financial statements refers to a change in accounting for share-based payments and postretirement plans.